Exhibit 99.2

CONTACTS:
Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP ANNOUNCES THIRD QUARTER RESULTS
AND QUARTERLY DIVIDENDS

Indianapolis, Indiana—October 30, 2006...Simon Property Group, Inc. (the “Company” or “Simon”) (NYSE:SPG) today announced results for the quarter ended September 30, 2006:

•       Funds from operations (“FFO”) of the Simon portfolio for the quarter increased 9.4% to $369.5 million from $337.7 million in the third quarter of 2005. On a diluted per share basis the increase was 9.2% to $1.30 from $1.19 in 2005. FFO of the Simon portfolio for the nine months increased 9.5% to $1.087 billion from $992.4 million in 2005. On a diluted per share basis the increase was 9.5% to $3.82 per share from $3.49 per share in 2005.

•       Net income available to common stockholders for the quarter increased 27.2% to $94.6 million from $74.4 million in the third quarter of 2005. On a diluted per share basis the increase was 26.5% to $0.43 from $0.34 in 2005. Net income available to common stockholders for the nine months decreased 1.6% to $281.5 million from $286.2 million in 2005. On a diluted per share basis the decrease was 2.3% to $1.27 per share from $1.30 per share in 2005.

“The third quarter of 2006 was a very busy and productive time for us,” said David Simon, Chief Executive Officer. “We completed a $1.1 billion senior unsecured notes offering at favorable rates; successfully opened two new retail projects—one in Poland and one in Austin, Texas; started construction on new projects in Philadelphia, Noblesville, Indiana, Panama City Beach, Florida, and China; moved into our new headquarters building; and generated strong growth in FFO and earnings per share. Strong growth in tenant sales and healthy releasing spreads for both our regional mall and Premium Outlet platforms are driving our results.”

	As of	As of
	September 30, 2006	September 30, 2005	Change
Occupancy
Regional Malls(1)	92.5%	92.6%	10 basis point decrease
Premium Outlet® Centers(2)	99.3%	99.6%	30 basis point decrease
Community/Lifestyle Centers(2)	90.7%	91.3%	60 basis point decrease
Comparable Sales per Sq. Ft.
Regional Malls(3)	$474	$445	6.5% increase
Premium Outlet Centers(2)	$462	$436	6.0% increase
Community/Lifestyle Centers(2)	$220	$221	0.5% decrease
Average Rent per Sq. Ft.
Regional Malls(1)	$35.23	$34.30	2.7% increase
Premium Outlet Centers(2)	$24.05	$22.99	4.6% increase
Community/Lifestyle Centers(2)	$11.69	$11.23	4.1% increase

(1)          For mall and freestanding stores.

(2)          For all owned gross leasable area (GLA).

(3)          For mall and freestanding stores with less than 10,000 square feet.

Dividends

Today the Company announced a quarterly common stock dividend of $0.76 per share. This dividend will be paid on November 30, 2006 to stockholders of record on November 16, 2006.

The Company also declared dividends on its three outstanding public issues of preferred stock:

•       7.89% Series G Cumulative Preferred (NYSE:SPGPrG) dividend of $0.98625 per share is payable on December 29, 2006 to stockholders of record on December 15, 2006.

•       6% Series I Convertible Perpetual Preferred (NYSE:SPGPrI) dividend of $0.75 per share is payable on December 29, 2006 to stockholders of record on December 15, 2006.

•       8 3/8% Series J Cumulative Redeemable Preferred (NYSE:SPGPrJ) dividend of $1.046875 per share is payable on December 29, 2006 to stockholders of record on December 15, 2006.

U.S. Development Activity

On August 3rd, the Company opened Round Rock Premium Outlets in Round Rock, Texas. Located just 20 minutes north of Austin, Round Rock Premium Outlets comprises 432,000 square feet and features 125 designer and name-branded outlet stores. The center opened 97% leased with tenants such as Adidas, AG Adriano Goldschmeid, Ann Taylor, Banana Republic, BCBG Max Azria, Brooks Brothers, Burberry, Calvin Klein, Coach, Cole Haan, Gap Outlet, J.Crew, Michael Kors, Miss Sixty/Energie, Nike, Polo Ralph Lauren, Puma, Swarovski and Theory.

The Company continues construction on:

•       Coconut Point—a 1.2 million square foot open-air town center with village and community center components in Estero/Bonita Springs (Naples-Fort Myers corridor), Florida. The initial tenants in the community center component opened in phases earlier this year and the remainder of the project is scheduled to open on November 10, 2006.

•       Rio Grande Valley Premium Outlets—a 404,000 square foot upscale outlet center in Mercedes, Texas. The project is scheduled to open on November 2, 2006.

•       The Village at SouthPark—a mixed-use project comprised of residential and retail components located adjacent to Simon’s highly successful SouthPark in Charlotte, North Carolina. Crate & Barrel is scheduled to open in November of 2006, followed by other retail in March of 2007 and the residential component in May 2007.

•       The Domain—a 700,000 square foot open-air center in Austin, Texas, anchored by Neiman Marcus and Macy’s and including office, residential and hotel components. The Domain is scheduled to open in March 2007.

•       The Shops at Arbor Walk—a 460,000 square foot community center in Austin, Texas anchored by Home Depot. The project will open in phases from November 2006 through March 2007.

The Company commenced construction on three new retail developments during the third quarter:

•       Philadelphia Premium Outlets—a 430,000 square foot upscale manufacturers’ outlet center located in Limerick Township, Pennsylvania, just 35 miles northwest of Philadelphia. The center is scheduled to open in November of 2007.

•       Hamilton Town Center—a 950,000 square foot open-air retail center located in Noblesville, Indiana. The center is scheduled to open in March of 2008.

•       Pier Park—a 920,000 square foot community/lifestyle center located in Panama City Beach, Florida. The center is scheduled to open in March of 2008.

International Activity

On September 28th, our Simon Ivanhoe European joint venture opened Gliwice Shopping Center in Gliwice, Poland. This 380,000 square foot shopping center is anchored by Carrefour and Leroy Merlin and was 95% leased at opening. The Company owns 50% of this asset.

On October 14th, our wholly-owned Chelsea subsidiary opened a 53,000 square foot expansion of Toki Premium Outlets in Toki, Japan. The Company owns 40% of this asset.

On October 26th, Simon Ivanhoe opened the 200,000 square foot expansion of a Carrefour-anchored shopping center in Wasquehal, France. The Company owns 50% of this expansion.

Several international projects are under construction or will begin construction later in 2006:

•       Construction continues on four shopping center projects in Italy, fully or partially owned by GCI, the Italian joint venture in which the Company owns a 49% interest. The shopping centers are located in Argine (Naples), Cinisello (Milan), Nola (Naples) and Porta di Roma (Rome).  All are expected to open in 2007, with the exception of Argine which is scheduled to open in 2008.

•       Yeoju Premium Outlets is a 253,000 square foot upscale outlet center that will serve the greater Seoul, South Korea market. The center is under construction and is scheduled to open in spring 2007. The Company owns 50% of this project.

•       Through its wholly-owned Chelsea subsidiary, the Company owns 40% of five Premium Outlet centers in Japan. The Company has announced plans for the development of its sixth Premium Outlet in Japan, Kobe Sanda Premium Outlets. The project is located in the Kobe/Osaka market, 22 miles north of downtown Kobe. Construction on the 185,000 square foot first phase is expected to commence in November of 2006 for a projected summer 2007 opening.

•       Construction has commenced on four projects in China—Changshu, Hangzhou and Zhengzhou, scheduled to open in 2008, and Suzhou, scheduled to open in 2009. All centers will be anchored by Wal-Mart. Simon owns 32.5% of these projects through its partnership with Morgan Stanley Real Estate Fund and Shenzhen International Trust and Investment Company CP.

Disposition Activity

On July 27th, the Company sold Wabash Village, a 124,000 square foot community center in West Lafayette, Indiana. Trolley Square, a 225,000 square foot mall in Salt Lake City, Utah, was sold on August 3rd.

Financing Activity

On August 29th, the Company announced the closing of an offering of $1.1 billion of senior notes by its operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”). The

offering consisted of $600 million of 5.60% notes due 2011 and $500 million of 5.875% notes due 2017. The Operating Partnership used the proceeds to reduce the outstanding balance of its unsecured corporate credit facility.

The Company also reported that the Operating Partnership settled certain forward-starting interest rate swap contracts concurrently with the pricing of the notes. If the impact of these settlements were applied to the notes, the effective interest rate of the 2011 notes and the 2017 notes would be 5.63% and 5.96%, respectively, and 5.78% on a blended basis, over the 7.5 year weighted average maturity of all the notes.

On October 4th, the Company announced the completion of the redemption of all 8,000,000 of the outstanding shares of its 8 ¾% Series F Cumulative Redeemable Preferred Stock (NYSE: SPGPrF) (CUSIP 828806604). The Series F Preferred Stock was redeemed at a redemption price of $25.00 per share plus accrued and unpaid distributions to the redemption date, or a total of $25.01823 per share. The Company sold a new issue of preferred stock to an institutional investor in a private transaction and used the proceeds to pay the aggregate redemption price.

The Company will record a $7.0 million charge to net income related to this redemption during the fourth quarter of 2006, impacting both diluted earnings and diluted funds from operations by approximately $0.02 per share. This charge represents the difference between the carrying value of the Series F Preferred Stock and the liquidation value of $25 per Series F Preferred share.

2006 Guidance

Today the Company increased its guidance for 2006 FFO to $5.36 per share, consistent with the current Wall Street consensus estimate. Current FFO guidance is three cents higher than the mid point of the range reported by the Company on July 31, 2006, and it includes a charge of two cents per share related to the Company’s October preferred stock redemption described above. The Company’s current guidance for diluted net income available to common stockholders is $1.89 per share.

The following table provides the reconciliation of estimated diluted net income available to common stockholders per share to estimated diluted FFO per share.

For the year ending December 31, 2006
Estimated diluted net income available to common stockholders per share	$1.89 *
Depreciation and amortization including our share of joint ventures	3.73
Gain on sales of real estate, discontinued operations and interests in unconsolidated entities	(0.18)
Impact of additional dilutive securities	(0.08)
Estimated diluted FFO per share	$5.36

*                    Includes a charge of $0.02 in the fourth quarter of 2006 related to the Company’s redemption of its Series F Preferred Stock.

Conference Call

The Company will provide an online simulcast of its quarterly conference call at www.simon.com (Investor Relations section), www.earnings.com, and www.streetevents.com. To listen to the live call, please go to any of these websites at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 10:00 a.m. Eastern Standard Time tomorrow, October 31, 2006. An online replay will be available for approximately 90 days at www.simon.com, www.earnings.com, and www.streetevents.com. A fully searchable podcast of the conference call will also be available at www.REITcafe.com shortly after completion of the call.

Supplemental Materials

The Company will publish a supplemental information package which will be available at www.simon.com in the Investor Relations section, Financial Information tab. It will also be furnished to the SEC as part of a current report on Form 8-K. If you wish to receive a copy via mail or email, please call 800-461-3439.

Forward-Looking Statements

Certain statements made in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that our expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Those risks and uncertainties include, but are not limited to:  the Company’s ability to meet debt service requirements, the availability of financing, changes in the Company’s credit rating, changes in market rates of interest and foreign exchange rates for foreign currencies, the ability to hedge interest rate risk, risks associated with the acquisition, development and expansion of properties, general risks related to retail real estate, the liquidity of real estate investments, environmental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, costs of common area maintenance, competitive market forces, risks related to international activities, insurance costs and coverage, impact of terrorist activities, inflation and maintenance of REIT status. The Company discusses these and other risks and uncertainties under the heading “Risk Factors” in its most recent Annual Report on Form 10-K that could cause the Company’s actual results to differ materially from the forward-looking statements that the Company makes. The Company may update that discussion in subsequent quarterly reports, but otherwise the Company undertakes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise.

Funds from Operations (“FFO”)

The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts (“REITs”) and provides a relevant basis for comparison among REITs. A reconciliation of GAAP reported net income to FFO is provided in the financial statement section of this press release.

About Simon

Simon Property Group, Inc., an S&P 500 company headquartered in Indianapolis, Indiana, is a real estate investment trust engaged in the ownership, development and management of retail real estate, primarily regional malls, Premium Outlet® centers and community/lifestyle centers. The Company’s current total market capitalization is approximately $46 billion. Through its subsidiary partnership, it currently owns or has an interest in 284 properties in the United States containing an aggregate of approximately 200 million square feet of gross leasable area in 38 states plus Puerto Rico. Simon also owns interests in 53 European shopping centers in France, Italy, and Poland; 5 Premium Outlet centers in Japan; and one Premium Outlet center in Mexico. Additional Simon Property Group information is available at www.simon.com. Simon Property Group, Inc. is publicly traded on the NYSE under the symbol SPG.

SIMON
Consolidated Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
REVENUE:
Minimum rent	$500,589	$475,912	$1,474,503	$1,406,461
Overage rent	21,931	18,484	53,287	46,276
Tenant reimbursements	233,278	225,973	681,090	648,926
Management fees and other revenues	20,780	19,746	60,348	56,931
Other income	42,158	42,894	135,895	118,469
Total revenue	818,736	783,009	2,405,123	2,277,063
EXPENSES:
Property operating	118,185	115,742	331,389	315,827
Depreciation and amortization	211,390	203,022	632,200	617,814
Real estate taxes	73,427	74,558	225,636	217,175
Repairs and maintenance	23,910	22,637	74,704	75,250
Advertising and promotion	17,718	20,974	55,661	57,736
Provision for credit losses	393	2,727	4,853	3,331
Home and regional office costs	32,703	27,068	95,691	85,060
General and administrative	4,422	4,993	13,920	13,239
Other	15,264	12,450	40,492	34,375
Total operating expenses	497,412	484,171	1,474,546	1,419,807
OPERATING INCOME	321,324	298,838	930,577	857,256
Interest expense	206,195	201,150	611,010	594,136
Income before minority interest	115,129	97,688	319,567	263,120
Minority interest	(3,154)	(3,174)	(7,512)	(8,734)
Income tax expense of taxable REIT subsidiaries	(2,536)	(3,796)	(7,395)	(11,216)
Income before unconsolidated entities	109,439	90,718	304,660	243,170
Income from unconsolidated entities and beneficial interests	25,898	18,662	75,703	51,045
Gain (loss) on sales of assets and interests in unconsolidated entities, net	9,457	(55)	51,406	12,552
Income from continuing operations	144,794	109,325	431,769	306,767
Results of operations from discontinued operations	56	4,695	112	8,110
Gain on disposal or sale of discontinued operations, net	—	5,605	84	125,385
Income before allocation to limited partners	144,850	119,625	431,965	440,262
LESS:
Limited partners’ interest in the Operating Partnership	24,962	19,860	74,470	77,541
Preferred distributions of the Operating Partnership	6,893	6,882	20,647	21,156
NET INCOME	112,995	92,883	336,848	341,565
Preferred dividends	(18,403)	(18,525)	(55,371)	(55,329)
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$94,592	$74,358	$281,477	$286,236

SIMON
Per Share Data
Unaudited

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Basic Earnings Per Common Share:
Income from continuing operations	$0.43	$0.30	$1.27	$0.82
Discontinued operations—results of operations and gain on disposal or sale, net	—	0.04	—	0.48
Net income available to common stockholders	$0.43	$0.34	$1.27	$1.30
Percentage Change	26.5%		-2.3%
Diluted Earnings Per Common Share:
Income from continuing operations	$0.43	$0.30	$1.27	$0.83
Discontinued operations—results of operations and gain on disposal or sale, net	—	0.04	—	0.47
Net income available to common stockholders	$0.43	$0.34	$1.27	$1.30
Percentage Change	26.5%		-2.3%

SIMON
Consolidated Balance Sheets
Unaudited
(In thousands, except as noted)

	September 30, 2006	December 31, 2005
ASSETS:
Investment properties, at cost	$22,227,899	$21,745,309
Less—accumulated depreciation	4,348,676	3,809,293
	17,879,223	17,936,016
Cash and cash equivalents	322,952	337,048
Tenant receivables and accrued revenue, net	312,948	357,079
Investment in unconsolidated entities, at equity	1,492,522	1,562,595
Deferred costs and other assets	995,973	938,301
Total assets	$21,003,618	$21,131,039
LIABILITIES:
Mortgages and other indebtedness	$14,241,941	$14,106,117
Accounts payable, accrued expenses, intangibles, and deferred revenue	1,036,219	1,092,334
Cash distributions and losses in partnerships and joint ventures, at equity	233,902	194,476
Other liabilities, minority interest and accrued dividends	179,731	163,524
Total liabilities	15,691,793	15,556,451
COMMITMENTS AND CONTINGENCIES
LIMITED PARTNERS’ INTEREST IN THE OPERATING PARTNERSHIP	811,990	865,565
LIMITED PARTNERS’ PREFERRED INTEREST IN THE OPERATING PARTNERSHIP	395,843	401,727
STOCKHOLDERS’ EQUITY
CAPITAL STOCK OF SIMON PROPERTY GROUP, INC. (750,000,000 total shares authorized, $.0001 par value, 237,996,000 shares of excess common stock):
All series of preferred stock, 100,000,000 shares authorized, 25,477,626 and 25,632,122 issued and outstanding, respectively, and with liquidation values of $1,073,881 and $1,081,606, respectively	1,072,252	1,080,022
Common stock, $.0001 par value, 400,000,000 shares authorized, 225,657,388 and 225,165,236 issued and outstanding, respectively	23	23
Class B common stock, $.0001 par value, 12,000,000 shares authorized, 8,000 issued and outstanding	—	—
Class C common stock, $.0001 par value, 4,000 shares authorized, issued and outstanding	—	—
Capital in excess of par value	4,985,389	4,998,723
Accumulated deficit	(1,777,373)	(1,551,179)
Accumulated other comprehensive income	17,377	9,793
Common stock held in treasury at cost, 4,379,245 and 4,815,655 shares, respectively	(193,676)	(230,086)
Total stockholders’ equity	4,103,992	4,307,296
Total liabilities and stockholders’ equity	$21,003,618	$21,131,039

SIMON
Joint Venture Statements of Operations
Unaudited
(In thousands)

	For the Three Months Ended			For the Nine Months Ended
	September 30,			September 30,
	2006		2005	2006		2005
REVENUE:
Minimum rent	$276,572		$262,663	$813,217		$774,671
Overage rent	19,621		17,074	52,312		48,677
Tenant reimbursements	143,194		134,384	405,910		390,522
Other income	41,071		38,843	110,842		96,188
Total revenue	480,458		452,964	1,382,281		1,310,058
EXPENSES:
Property operating	103,044		100,477	280,263		271,796
Depreciation and amortization	82,840		81,546	241,959		241,036
Real estate taxes	35,265		33,186	102,654		98,477
Repairs and maintenance	20,678		19,088	62,402		58,559
Advertising and promotion	11,594		7,956	26,309		23,780
Provision for credit losses	2,425		2,679	4,087		7,769
Other	26,414		29,136	86,884		82,818
Total operating expenses	282,260		274,068	804,558		784,235
OPERATING INCOME	198,198		178,896	577,723		525,823
Interest expense	113,400		103,438	331,028		298,162
Income Before Gain on Sale of Asset	84,798		75,458	246,695		227,661
Gain on sale of asset	—		—	94		—
Income Before Unconsolidated Entities	84,798		75,458	246,789		227,661
Income (loss) from unconsolidated entities	480		—	719		(1,892)
Income from Continuing Operations	85,278		75,458	247,508		225,769
Income (loss) from discontinued joint venture interests (B)	129		(1,025)	631		(887)
Gain (loss) on disposal or sale of discontinued operations, net	(329	)(C)	—	20,375	(C)	98,359	(D)
NET INCOME	$85,078		$74,433	$268,514		$323,241
Third-party investors’ share of net income	$51,049		$45,578	$160,488		$186,617
Our share of net income	34,029		28,855	108,026		136,624
Amortization of excess investment	(12,164)		(10,221)	(37,056)		(36,400)
Income from Beneficial Interests	4,033		—	15,309	(A)	—
Write-off of investment related to properties sold	135	(C)	14	(2,842	)(C)	(37,764	)(D)
Our share of net gain related to properties sold	(135	)(C)	14	(7,734	)(C)	(11,415	)(D)
Income from unconsolidated entities and beneficial interests	$25,898		$18,662	$75,703		$51,045

SIMON
Joint Venture Balance Sheets
Unaudited
(In thousands)

	September 30,	December 31,
	2006	2005
ASSETS:
Investment properties, at cost	$10,565,734	$9,915,521
Less—accumulated depreciation	2,191,105	1,951,749
	8,374,629	7,963,772
Cash and cash equivalents	379,053	334,714
Tenant receivables	235,336	207,153
Investment in unconsolidated entities	184,570	135,914
Deferred costs and other assets	325,337	304,825
Total assets	$9,498,925	$8,946,378
LIABILITIES AND PARTNERS’ EQUITY:
Mortgages and other indebtedness	$8,166,550	$7,479,359
Accounts payable, accrued expenses and deferred revenue	495,539	403,390
Other liabilities	227,673	189,722
Total liabilities	8,889,762	8,072,471
Preferred units	67,450	67,450
Partners’ equity	541,713	806,457
Total liabilities and partners’ equity	$9,498,925	$8,946,378
Our Share of:
Total assets	$4,090,724	$3,765,258
Partners’ equity	360,992	429,942
Add: Excess Investment(E)	897,628	938,177
Our net investment in joint ventures	$1,258,620	$1,368,119
Mortgages and other indebtedness	$3,526,859	$3,169,662

SIMON
Footnotes to Financial Statements
Unaudited

Notes:

(A)       Represents beneficial interest in earnings from Mall of America for the period from August 2004 through and including the third quarter of 2006 attributable to a transfer from a Simon family affiliate of rights to receive certain cash flow distributions, capital transaction proceeds and related profits and losses.

(B)        Discontinued joint venture interests represent those assets and partnership interests that have been sold.

(C)        On April 25, 2006, Great Northeast Plaza, a community center, was sold.

(D)       On January 11, 2005, Metrocenter, a regional mall in Phoenix, Arizona was sold.

(E)        Excess investment represents the unamortized difference of the Company’s investment over equity in the underlying net assets of the partnerships and joint ventures. The Company generally amortizes excess investment over the life of the related properties, typically no greater than 40 years, and the amortization is included in income from unconsolidated entities.

SIMON
Reconciliation of Net Income to FFO (1)
Unaudited
(In thousands, except as noted)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
Net Income(2)(3)(4)(5)	$112,995	$92,883	$336,848	$341,565
Adjustments to Net Income to Arrive at FFO:
Limited partners’ interest in the Operating Partnership and preferred distributions of the Operating Partnership	31,855	26,742	95,117	98,697
Depreciation and amortization from consolidated properties, beneficial interests and discontinued operations	209,023	202,021	633,013	619,597
Simon’s share of depreciation and amortization from unconsolidated entities	52,477	49,136	155,555	152,434
Tax provision related to sale	—	—	—	1,533
Gain on sales of real estate, discontinued operations and interests in unconsolidated entities	(9,457)	(5,550)	(51,490)	(137,937)
Minority interest portion of depreciation and amortization	(2,091)	(2,152)	(6,222)	(6,993)
Preferred distributions and dividends	(25,296)	(25,407)	(76,018)	(76,485)
FFO of the Simon Portfolio	$369,506	$337,673	$1,086,803	$992,411
Per Share Reconciliation:
Diluted net income available to common stockholders per share	$0.43	$0.34	$1.27	$1.30
Adjustments to net income to arrive at FFO:
Depreciation and amortization from consolidated properties and beneficial interests, and the Company’s share of depreciation and amortization from unconsolidated entities, net of minority interest portion of depreciation and amortization	0.92	0.89	2.80	2.72
Gain on sales of real estate, discontinued operations and interests in unconsolidated entities	(0.03)	(0.02)	(0.18)	(0.49)
Tax provision related to sale	—	—	—	0.01
Impact of additional dilutive securities for FFO per share	(0.02)	(0.02)	(0.07)	(0.05)
Diluted FFO per share	$1.30	$1.19	$3.82	$3.49

Details for per share calculations:
FFO of the Simon Portfolio	$369,506	$337,673	$1,086,803	$992,411
Adjustments for dilution calculation:
Impact of preferred stock and preferred unit conversions and option exercises (6)	14,092	14,203	42,407	42,624
Diluted FFO of the Simon Portfolio	383,598	351,876	1,129,210	1,035,035
Diluted FFO allocable to unitholders	(75,785)	(70,378)	(223,432)	(208,627)
Diluted FFO allocable to common stockholders	$307,813	$281,498	$905,778	$826,408
Basic weighted average shares outstanding	221,198	220,559	220,925	220,391
Adjustments for dilution calculation:
Effect of stock options	872	932	911	907
Impact of Series C preferred unit conversion	1,041	1,068	1,050	1,092
Impact of Series I preferred unit conversion	3,261	3,335	3,270	3,395
Impact of Series I preferred stock conversion	10,724	10,771	10,796	10,711
Diluted weighted average shares outstanding	237,096	236,665	236,952	236,496
Weighted average limited partnership units outstanding	58,375	59,169	58,450	59,704
Diluted weighted average shares and units outstanding	295,471	295,834	295,402	296,200
Basic FFO per share	$1.32	$1.21	$3.89	$3.54
Percent Increase	9.1%		9.9%
Diluted FFO per share	$1.30	$1.19	$3.82	$3.49
Percent Increase	9.2%		9.5%

SIMON
Footnotes to Reconciliation of Net Income to FFO
Unaudited

Notes:
(1)

The Company considers FFO a key measure of its operating performance that is not specifically defined by GAAP and believes that FFO is helpful to investors because it is a widely recognized measure of the performance of REITs and provides a relevant basis for comparison among REITs. The Company also uses this measure internally to measure the operating performance of the portfolio. The Company’s computation of FFO may not be comparable to FFO reported by other REITs.

As defined by NAREIT, FFO is consolidated net income computed in accordance with GAAP, excluding real estate related depreciation and amortization, excluding gains and losses from extraordinary items, excluding gains and losses from the sales of real estate, plus the allocable portion of FFO of unconsolidated joint ventures based upon economic ownership interest, and all determined on a consistent basis in accordance with GAAP. The Company has adopted NAREIT’s clarification of the definition of FFO that requires it to include the effects of nonrecurring items not classified as extraordinary, cumulative effect of accounting change or resulting from the sale of depreciable real estate. However, you should understand that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income determined in accordance with GAAP as a measure of operating performance, and is not an alternative to cash flows as a measure of liquidity.

(2)

Includes the Company’s share of gains on land sales of $8.3 million and $7.4 million for the three months ended September 30, 2006 and 2005, respectively, and $34.6 million and $25.3 million for the nine months ended September 30, 2006 and 2005, respectively.

(3)

Includes the Company’s share of straight-line adjustments to minimum rent of $7.8 million and $6.2 million for the three months ended September 30, 2006 and 2005, respectively, and $13.1 million and $15.7 million for the nine months ended September 30, 2006 and 2005, respectively.

(4)

Includes the Company’s share of the fair market value of leases from acquisitions of $17.4 million and $14.1 million for the three months ended September 30, 2006 and 2005, respectively, and $52.6 million and $41.2 million for the nine months ended September 30, 2006 and 2005, respectively.

(5)

Includes the Company’s share of debt premium amortization of $9.4 million and $6.5 million for the three months ended September 30, 2006 and 2005, respectively, and $22.8 million and $22.7 million for the nine months ended September 30, 2006 and 2005, respectively.

(6)	Includes dividends and distributions of Series I preferred stock and Series C and Series I preferred units.